Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on and effective the 11 day of March, 2010

BETWEEN:

(1)	Ness A.T. Ltd.
Kiryat Atidim, Tel Aviv Israel (the “Company”)

(2)	Mr. Effi Kotek
Israeli I.D 51651065 4 Halamish St. Hod Hasharon (the “Executive”)

WHEREAS, the Company desires to employ the Executive, and the Executive is willing to commit himself to be employed by the Company; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Personal Employment Agreement. This Employment Agreement is the only agreement which shall govern the relations between the Company and the Executive, and shall exclusively determine the Executive’s terms of employment by the Company. This Agreement shall be binding upon the parties, and shall not be subject to any other agreements or arrangements of any kind.

2. Term. The Executive is employed by the Company on at will basis and both parties may terminate the employment as provided in Section 5 hereof (such term being referred to herein as the “Employment Period”);

As the Executive was employed by Gilad Integration Computer Systems and Software (1999) Ltd, a subsidiary of the Company since January 17, 1999, it is hereby agreed that he will enjoy full continuity of his social rights and tenure.

3. Position and Duties.

(a) During the Employment Period, the Executive shall serve as the President of Ness Israel, and shall provide such other services to the Company as he shall be requested from time to time by the Company, its parent or affiliates.

(b) The Executive agrees to devote all of his working time and efforts to the performance of his duties for the Company.

(c) The Executive’s services are included among the positions of management and the positions requiring a special degree of personal trust and the Company is not able to supervise the number of working hours of the Executive. Accordingly, the provisions of the Hours of Work and Rest Law 1951 will not apply to the Executive and he will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement.

4. Compensation and Related Matters.

(a) Monthly Salary. As compensation for the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive a monthly salary of 76,000 NIS which said sum shall be adjusted in accordance with the change in the Israeli Consumer Price Index (CPI) published by the Central Bureau of Statistics or any alternative agency (the “Monthly Salary”). It is hereby stated that such adjustment to the CPI shall be deemed to include any incremental cost of living addition to which the Executive may become entitled (תוספות יוקר), and that the Executive shall not be entitled to such additions. Once a year the Parties will review the Executive salary.

(b) Gross Salary. The Monthly Salary and all amounts required to be paid to the Executive by law represent the Executive’s gross salary, and include all of the salary components and various supplements and benefits and/or all supplements under any law and/or expansion order and/or any special or general collective bargaining agreement that may apply to the relations between the Company and the Executive. It is hereby acknowledged and agreed that all payments to the Executive by the Company, including, without limitation, the Monthly Salary and other benefits and payments of any kind, as provided in this Agreement are, unless otherwise required by law, stated in gross figures, and there shall be deducted therefrom all relevant taxes and/or charges that shall apply to them, at the time of their payment, pursuant to any applicable law.

(c) Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while traveling on business or at the request of and in the service of the Company and his home telephone expenses, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, including the submission to the Company of appropriate vouchers or receipts for such expenses.

(d) Options. The Executive shall be entitled to participate in future allocations the options of the Company’s parent corporation, Ness Technologies Inc. (“Ness”), according to Ness policy regarding senior executives and in accordance with an option agreement that shall be signed if and when such allocation is executed. It is hereby clarified that such options, if and when granted, shall be at all times subject to the Ness’ Employee Share Option Plan and the applicable provisions of the Israeli Tax Code and any rules and regulations promulgated thereunder.

(e) Company Car. The Executive shall be entitled to use a Company car, in accordance with the Company’s policy and as customary for executives of the Company. In such event, the Company shall pay all expenses in connection with the car, and shall reimburse the Executive for all income taxes imposed in connection with his use of the car.

(f) Managers Insurance Policy. During the Employment Period, the Company shall contribute to an insurance company as part of a Managers Insurance Policy, which shall be the property of the Company, an amount equal to 13 1/3% of the Executive’s salary (out of which 5% shall be for provident funds and 8 1/3% shall serve to cover severance compensation). Any tax payable in respect of such contributions to the insurance company shall be paid by the Executive. In addition, the Company shall deduct from the salary an amount equal to 5% of the Executive’s salary and contribute the same to the insurance company for such Managers Insurance Policy. The aforementioned allocations made by the Company shall be in lieu of severance pay according to the Severance Pay Law, 1963. The policy will include irrevocable instructions of the Company to an automatic transfer of title in the policy in the event of termination of employment for any reason.

(g) Disability Insurance. In addition to the foregoing, during the Employment Period the Company will bear the cost of disability insurance with an insurance company, which secures a monthly payment to the Executive. In any event the amount paid by the Company for such insurance shall not exceed 2.5% of the Executive’s salary.

(h) Vacation, Sickness Leave, Convalescence Payments. The Executive shall be entitled to vacation, sickness leave and convalescence payments and to compensation in respect of earned but unused vacation days, determined in accordance with the Company’s vacation plan but not less than 25 vacation days, sickness leave days, and convalescence days according to the Company’s policy. Official state holidays in Israel shall not be considered as vacation days. The Executive shall be entitled to all vacation days and sickness leave accumulated during his employment since 1981

(i) Medical Examination. The Company shall pay for one annual medical examination of the Executive (סקר רפואי שנתי), to be performed at a medical center of the Executive’s choice, provided that the cost of such examination shall not exceed the cost of a similar examination at the Tel-HaShomer hospital.

(j) Alternative Allocation of Payments. At the Executive’s request, the Company shall modify the payments and benefits set forth in this Section 4 by increasing certain payments and benefits and decreasing others, in accordance with the Executive’s request, provided, however, that all such modifications shall not result in any increase to the overall cost to the Company of the Executive’s employment (including costs in connection with future entitlements of the Executive or his heirs).

(k) Education Fund. The Company shall pay 7.5% of the Monthly Salary to an education fund account nominated by the Executive, provided the Executive will contribute 2.5% of his salary to that account. All sums that are over the ceiling recognized by the Income Tax Regulations will be paid to the Executive in addition to his salary after the required tax deductions. Such payments will not be part of the Executive’s salary for any purpose.

(l) Other Benefits. The Executive will be entitled to an Israeli daily newspaper of his choice.

(m) Bonus The Executive shall be entitled to an annual bonus per the Company’s bonus plan that is defined in the beginning of each year.

5. Termination. The Executive’s employment hereunder may be terminated, in which case the Employment Period shall end, under the circumstances set forth below:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive shall have been absent from the performance of his duties hereunder for a period of three consecutive months or 90 days within a one year period, the Company may terminate the Executive’s employment hereunder for “Disability.” Days of Absence under Section 4(g) (except vacation) shall be considered part of such three-month period described in this Section 5(b).

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder only upon the occurrence of any of the following events:

(i) The conviction of the Executive for the commission of a felony; or

(ii) An event constituting a material breach of this Agreement by the Executive that has not been fully cured within seven (7) days after written notice thereof has been given by the Company to the Executive; or

(iii) Serious misconduct by the Executive (including, but not limited to, breach by the Executive of the provisions of Section 7 hereof) that is injurious to the Company or its subsidiaries or any other member of the Group, whether monetarily or otherwise

(d) Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period at any time for any reason whatsoever, subject to a prior written notice delivered by the Company to the Executive, which shall take effect as set forth in Section 6(b) below.

(e) Termination by the Executive . The Executive may terminate his employment during the Employment Period hereunder, subject to a prior written notice delivered by the Executive to the Company, which shall take effect as set forth in Section 6(b) below.

6. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Section 5(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable details the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated by the Company for any other reason, unless a later date is specified therein, six months after the delivery of Notice of Termination.(iii) if the Executive’s employment is terminated by the Executive six (6) months after the delivery of the Notice. The Company shall be entitled to terminate the employment before the Date of Termination given provided that it gives the Executive all the benefits set forth in and subject to Section 4 above.

(c) Termination by Company for Cause. If the Executive’s employment shall be terminated by the Company for Cause, then the Company shall pay the Executive his Monthly Salary (at the rate in effect at the time Notice of Termination is given) and all other unpaid amounts and benefits through the Date of Termination. The Company shall have no additional obligations to the Executive under this Agreement except as set forth in this Section 6(d).

(d) Deposits to Pension Programs. Upon the termination of the Executive’s employment, the Executive shall be entitled to all the amounts deposited in his favor in pension programs, including payments made for severance pay and education fund.

7. Confidential Information; Noncompetition.

(a) Confidential Information. In consideration of the Company’s agreements hereunder, and in further consideration of the benefits accruing to the Executive hereunder, the Executive hereby agrees that he shall not, directly or indirectly, disclose or use at any time, either during or subsequent to the Employment Period, any trade secrets or other confidential information, whether patentable or not, of the Company, its parent, subsidiaries or its affiliates now or hereafter existing, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information (collectively, “Confidential Information”), of which the Executive is or becomes informed or aware during the Employment Period, whether or not developed by the Executive, except (A) as may be reasonably required for the Executive to perform the Executive’s employment duties with the Company, (B) to the extent such information becomes generally available to the public through no wrongful act of the Executive, (C) information which has been disclosed without restriction as a result of a subpoena or other legal process, after the Company has had the opportunity to request a suitable protective order for such information, or (D) with the Company’s prior written authorization. This covenant shall survive the termination of the Executive’s employment hereunder. The Executive agrees to execute such further agreements and/or confirmations of the Executive’s obligations to the Company concerning non-disclosure of Confidential Information as the Company may reasonably require from time to time. Upon termination of the Employment Period, the Executive shall promptly deliver to the Company all physical and electronic copies and other embodiments of Confidential Information.

(b) Noncompetition Covenant. The Executive agrees that at all times during the Employment Period and thereafter until the first anniversary of the termination or expiration of the Employment Period (the “Noncompetition Period”), the Executive shall not, except on behalf of the Company, directly or indirectly, be engaged in any project that was handled by him under the framework of his office in the Company at the date of termination.

(c) Non Solicitation of Employees. The Executive recognizes that he will possess confidential information about other executives and employees of the Company (including, in this Section, its parent and affiliates) relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company. The Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. The Executive agrees that, during the Employment Period and the Noncompetition Period, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company to any other person.

(d) Ownership of Developments. Any invention, improvement, design, development or discovery conceived, developed, created or made by Executive alone or with others, during the period of his employment hereunder and applicable to the business of the Company, whether or not patentable or registrable, shall become the sole and exclusive property of the Company. Executive shall disclose the same promptly and completely to the Company and shall, during the period of his employment hereunder and at any time and from time to time hereafter (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Company’s right therein thereto.

In the event that the Company is unable to secure the signature of Executive on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, trademark or other similar right, whether due to mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers, as his agent and attorney in fact, to act for and in his behalf and stead, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, trademarks, or other rights of protection with the same force and effect as if executed and delivered by Executive.

8. Assignment; Successors.

As used in this Agreement, “Company” shall mean as defined above and any successor (whether direct or indirect, by purchase, merger, consolation or otherwise) to all or substantially all of the business and/or assets of the Company or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. The agreement may be assigned to any company within Ness Technologies Inc. group.

           This Agreement is a personal contract and, except as specifically set forth herein, Executive’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by Executive. This Agreement shall be binding upon Executive, his heirs, executors and administrators, and upon the Company, its successors and assigns.

The rights and obligations of the Company hereunder may, in whole or in part, be sold, transferred or assigned by the Company to any affiliated or successor corporation; provided, however, that any such transfer will not relieve the Company of its obligations hereunder.

9. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) ten (10) days after having been mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
4 Halamish St.
Hod Hasharon
Israel

If to the Company:
Ness Tower, Atidim BLDG #4
Tel Aviv 61580, Israel
Attention: Sachi Gerlitz

or to such other address as any party may have furnished to the other in writing in accordance therewith, except that notices of change of address shall be effective only upon receipt.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company.

13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall be modified so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.

14. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Company or any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. Any modifications to this Agreement can only be made in writing signed by the Executive and an appropriate Company Officer.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Ness A.T. Ltd

DATE: March 11, 2010	BY:	/s/ ISSACHAR GERLITZ
Name: Issachar Gerlitz
Title: President and CEO

/s/ OFER SEGEV
Name: Ofer Segev
Title: Executive Vice President and CFO

The Executive

DATE: March 11, 2010	BY:	/s/ EFFI KOTEK
Effi Kotek